Exhibit 99.2

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES FIRST QUARTER 2019 unaudited CONSOLIDATED FINANCIAL RESULTS

May 13, 2019 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced its unaudited consolidated financial results for the first quarter (“Q1”) ended March 31, 2019.

First Quarter 2019 Summary

•	Revenue of $93.4 million, an increase of 151.6% from $37.1 million in Q1 2018
•	Gross profit of $20.3 million, or 21.8% of revenues, up 133.7% from $8.7 million, or 23.4% of revenues, in Q1 2018
•	Adjusted gross profit, a non-GAAP measure, of $23.2 million, or 24.8% of revenues, up 108.6% from $11.1 million, or 29.9% of revenues, in Q1 2018
•

Net income (loss) attributable to SAExploration of $3.8 million, or $0.50 basic income per share and $0.26 diluted income per share, up from $(2.3) million, or $(92.06) basic and diluted loss per share, in Q1 2018

•	Adjusted EBITDA, a non-GAAP measure, of $15.9 million, or 17.0% of revenues, an increase of 163.8% from $6.0 million, or 16.3% of revenues, in Q1 2018
•	Contracted backlog of $183.9 million through Q1 2020 and $431.9 million of bids outstanding as of March 31, 2019

Jeff Hastings, Chairman and CEO of SAE, commented, “Operational execution at a crew level, disciplined strategy, sound decision making, and strong liquidity allowed us to post one of the better first quarters in our recent history. As expected, we have seen progressive growth in the ocean-bottom marine market. And a return to activity on the North Slope in Alaska this past winter season resulted in utilization levels not seen in several years. Additionally, the business we have built in the Lower 48 has diversified our customer base and introduced additional opportunities to deploy our new equipment and capture cost synergies through a reduction in rental expense. While we continue to expect some continuing integration-related expenses before our new overhead and fixed cost profiles normalize, we are excited to see the positive impact from our acquisition of Geokinetics’ assets last year. We are ahead of our own expectations with respect to the timing of realizing the monetary benefits of the difficult choices we’ve made over the past few years.”

Mr. Hastings continued, “The growth in our contracted backlog and the rate at which we have been able to replace the revenue generated from our backlog are encouraging trends. We are seeing an improvement in activity levels primarily in Alaska and ocean-bottom marine markets worldwide. Our recent $25 million ocean-bottom marine award in Brazil expands our geographic footprint offshore to include Asia Pacific, the Middle East, West Africa, the North Sea, and now South America. We continue to see a positive imbalance in the

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marine market between the number of producers allocating capital for new seismic expenditures, and the number of service providers and equipment available to perform the desired projects. In Alaska, much of the return to growth in seismic activity has been driven by declining production rates and the advancement of new recording technologies, which when combined with higher channel count and higher density crew designs, have resulted in superior imaging quality than what may exist currently from pre-existing data. Additionally, due primarily to the instability in commodity prices, in conjunction with a short seasonal window to perform services, it appears that many of the producers on the North Slope have conservatively replaced reserves from existing production over the past few years. A similar effect can be seen unfolding in international markets, where some areas have not seen significant investment in many years. As we have observed previously, we expect this unusually long period of industry-wide underinvestment in new exploration initiatives, together with access to enhanced recording technologies, to result in a rush to replace depleting reserves globally.”

Mr. Hastings concluded, “I am very proud of all SAE employees, who have spent the past couple of years making the tough choices to position the Company for future success, especially during a very difficult period when many service providers were making decisions to boost near-term results at the expense of longer-term objectives. Even with the inherent lumpiness in our periodic revenue, we are optimistic that 2019 could be a markedly improved year overall. We expect to see most of the large working capital build related to the ramp up in activity we experienced during the first quarter to return to our cash balance by the end of the second quarter. This cash generation, combined with the remaining $8 million of available borrowing capacity under our senior credit facility, subject to lender approval, should be sufficient to repay our $7 million principal amount of senior notes due in September, plus cover working capital requirements for new projects this year. While visibility into the second half of the year is still constrained beyond the projects currently in backlog, we are comfortable that our current liquidity and related near-term expectations will be sufficient to continue to position SAE for future success.”

First Quarter 2019 Financial Results

SAE reported revenues of $93.4 million for the first quarter of 2019, an increase of 264.9% from the fourth quarter of 2018 and 151.6% from the first quarter of 2018.  The increase from both the fourth quarter of 2018 and the first quarter of 2018 was due to more projects in North America and the Asia Pacific region, partially offset by a decrease in activity in South America.

SAE reported adjusted gross profit of $23.2 million for the first quarter of 2019, an increase of 1,643.5% compared to $1.3 million in the fourth quarter of 2018 and an increase of 108.6% compared to $11.1 million in the first quarter of 2018. Adjusted EBITDA was $15.9 million for the first quarter of 2019, compared to $(8.0) million in the fourth quarter of 2018 and $6.0 million for the first quarter of 2018. Both adjusted gross profit and adjusted EBITDA in the first quarter of 2019 were impacted by more favorable pricing and better than expected performance compared to budget when taking into account the fixed costs involved in SAE’s projects. Adjusted gross profit and adjusted EBITDA are non-GAAP financial measures and are described in the attached tables under “Non-GAAP Measures.”

For the first quarter of 2019, SAE reported net income attributable to SAExploration of $3.8 million, or $0.50 basic income per share and $0.26 diluted income per share, compared to a net loss attributable to SAExploration of $22.6 million, or $(7.75) basic and diluted loss per share for the fourth quarter of 2018. For

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the first quarter of 2018, SAE reported a net loss attributable to SAExploration of $2.3 million, or $(92.06) basic and diluted loss per share.

As of March 31, 2019, cash and cash equivalents totaled $9.1 million, working capital was $19.4 million, total debt at face value, excluding net unamortized premiums or discounts, was $118.0 million, and total stockholders’ equity was $21.2 million.

Capital expenditures for the first quarter of 2019 were $0.3 million compared to $0.2 million and $0.1 million in the fourth and first quarters of 2018, respectively. The low level of capital expenditures in all periods was primarily due to the continuation of unfavorable conditions in the oil and natural gas industry.

As of March 31, 2019, SAE’s backlog was $183.9 million and bids outstanding totaled $431.9 million. Approximately 98% of the backlog is comprised of data acquisition projects and the remainder is comprised of data processing projects. Of the data acquisition projects, approximately 52% were onshore and 48% were marine. Additionally, approximately 50% of the data acquisition projects are located in North America and approximately 32% are located in the Asia Pacific region, with the balance attributable to projects in South America and the Middle East. SAE currently expects to complete approximately 81% of the projects in its backlog as of March 31, 2019 during the remainder of 2019, with the balance scheduled to be performed during Q1 2020.  The estimations of realization from SAE’s backlog can be impacted by a number of factors, however, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.

Investor Conference Call

SAE will host a conference call on Tuesday, May 14, 2019 at 10:00 a.m. Eastern Time to discuss its unaudited consolidated financial results for the first quarter ended March 31, 2019. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (toll). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.

To listen live via the Company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the Company’s website and can be accessed by visiting the Investors section of SAE’s website.

About SAExploration Holdings, Inc.

SAE is an international oilfield services company offering a full range of vertically-integrated seismic data acquisition, data processing and interpretation, and logistical support services throughout North America, South America, Asia Pacific, Africa and the Middle East. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of data processing and interpretation services utilizing its proprietary, patent-protected software, and also provides in-house logistical support services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation, and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. With its global headquarters in Houston, Texas, SAE supports its operations through a multi-national presence in the United States, United Kingdom, Canada, Peru, Colombia, Bolivia,

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Malaysia, Singapore, and Australia. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Finance

(281) 258-4400

rabney@saexploration.com

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018

Revenue from services	$93,393	$37,123
Cost of services	70,205	26,005
Depreciation and amortization expense	2,862	2,421
Gross profit	20,326	8,697
Selling, general and administrative expenses	8,628	6,377
Operating income	11,698	2,320
Other (expense) income, net:
Interest expense, net	(3,497)	(3,141)
Foreign exchange gain (loss), net	127	(174)
Other income, net	13	145
Total other expense, net	(3,357)	(3,170)
Income (loss) before income taxes	8,341	(850)
Income taxes	3,118	624
Net income (loss)	5,223	(1,474)
Less: net income attributable to noncontrolling interest	1,409	835
Net income (loss) attributable to SAExploration	$3,814	$(2,309)

Income (loss) per share available to common stockholders of SAExploration:
Basic	$0.50	$(92.06)
Diluted	$0.26	$(92.06)
Weighted average common shares outstanding:
Basic	3,689	535
Diluted	14,129	535

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 31,	December 31,
	2019	2018
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$9,100	$7,192
Restricted cash	257	271
Accounts receivable, net	71,490	24,859
Deferred costs on contracts	5,273	3,717
Prepaid expenses and other current assets	2,173	2,813
Total current assets	88,293	38,852

Property and equipment, net of accumulated depreciation of $84,617 and $81,904, respectively	32,913	35,334
Operating lease right-of-use assets	9,000	—
Goodwill	1,722	1,687
Intangible assets, net of accumulated amortization of $1,017 and $932, respectively	3,993	4,066
Long-term accounts receivable, net	52,804	52,804
Deferred income taxes	566	2,015
Other assets	2,417	2,715
Total assets	$191,708	$137,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,510	$10,103
Accrued liabilities	20,184	10,498
Income and other taxes payable	5,398	3,331
Operating lease liabilities	3,493	—
Current portion of long-term debt	7,866	7,837
Deferred revenue	1,471	4,298
Total current liabilities	68,922	36,067

Long-term debt, net	95,701	85,653
Other long-term liabilities	5,902	380

Commitments and contingencies

Stockholders’ equity:
Common stock, 4,082,187 and 3,100,496 shares outstanding, respectively	—	—
Additional paid-in capital	234,039	232,661
Accumulated deficit	(212,798)	(216,612)
Accumulated other comprehensive loss	(3,076)	(3,035)
Treasury stock, at cost, 111,670 and 111,245 shares, respectively	(1,866)	(1,866)
Total stockholders’ equity attributable to SAExploration	16,299	11,148
Noncontrolling interest	4,884	4,225
Total stockholders’ equity	21,183	15,373
Total liabilities and stockholders’ equity	$191,708	$137,473

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Three Months Ended March 31,
	2019	2018

Net income (loss)	$5,223	$(1,474)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(41)	588
Comprehensive income (loss)	5,182	(886)
Less: comprehensive income attributable to noncontrolling interest	1,409	835
Comprehensive income (loss) attributable to SAExploration	$3,773	$(1,721)

UNAUDITED REVENUE FROM SERVICES BY REGION

(In thousands)

	Three Months Ended March 31,
	2019	%	2018	%

North America	$60,320	64.6%	$27,679	74.6%
South America	622	0.7%	9,444	25.4%
Asia Pacific	32,451	34.7%	—	—
Total	$93,393	100.0%	$37,123	100.0%

Non–GAAP Measures

We define Adjusted EBITDA as net income (loss) plus interest expense, net, income taxes, depreciation and amortization expense, provision for doubtful accounts, non-cash equity-based compensation, (gain) loss on disposal of property and equipment, net, foreign exchange loss (gain), net, gain on extinguishment of long-term debt, and certain non-recurring expenses. Adjusted Gross Profit is defined as gross profit plus depreciation and amortization expense related to cost of services.

Adjusted EBITDA is used by our management as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structure, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate Adjusted EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

Our management uses Adjusted Gross Profit as a substantial financial measure to assess the cost management and performance of our projects. Within the seismic data services industry, gross profit is presented both with and without depreciation and amortization expense on equipment used in operations and, therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit in the same manner.

Adjusted EBITDA and Adjusted Gross Profit are not defined under GAAP, and we acknowledge that these are not measures of operating income, operating performance, or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for any other measure of financial performance or liquidity presented in accordance with GAAP. In addition, our calculations of Adjusted EBITDA and Adjusted Gross Profit may not be comparable to EBITDA, gross profit or other similarly titled measures utilized by other companies since such other companies may not calculate EBITDA, gross profit or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA and Adjusted Gross Profit cannot be achieved without incurring the costs that the measure excludes.

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UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA

(In thousands)

	Three Months Ended March 31,
	2019	2018

Net income (loss)	$5,223	$(1,474)
Interest expense, net	3,497	3,141
Income taxes	3,118	624
Depreciation and amortization expense (1)	3,032	2,499
Provision for doubtful accounts	941	—
Non-cash equity-based compensation	800	1,053
Gain on disposal of property and equipment, net	(1,274)	(181)
Foreign exchange (gain) loss, net (2)	(127)	174
Gain on extinguishment of long-term debt	—	(53)
Non-recurring expenses (3)	711	253
Adjusted EBITDA	$15,921	$6,036

(1)Additional depreciation and amortization expense not related to cost of services was $170 and $78 for the three months ended March 31, 2019 and 2018, respectively.

(2)Includes both realized and unrealized foreign exchange transactions.

(3)For both periods, primarily consists of various non-operating expenses incurred at the corporate location for legal and consulting fees.

UNAUDITED RECONCILIATION OF GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT

(In thousands)

	Three Months Ended March 31,
	2019	2018

Gross profit as presented	$20,326	$8,697
Depreciation and amortization expense (1)	2,862	2,421
Adjusted gross profit	$23,188	$11,118

(1)Depreciation and amortization on equipment used in operations.

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